                                                                      EXHIBIT 99

                           IMPORTANT FACTORS THAT MAY
                             AFFECT FUTURE RESULTS

Certain written or oral statements made from time to time by The First Years Inc. or its representatives in this report, other reports filed with the Securities & Exchange Commission (the "SEC"), press releases and telephone conference calls contain forward-looking statements that set out anticipated results based on management's plans and assumptions. Forward-looking statements include any statement that may predict, forecast, indicate, or imply future results or performance and may contain the words "believe," "anticipate," "expect," "estimate," "will be," "will continue," "are confident," or words and phrases with similar meaning. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statement. The risks and uncertainties are detailed from time to time in reports filed by The First Years Inc. with the SEC including Forms 10-Q, 10-K, and 8-K and include, among others, the factors detailed below.

The risks included here are not exclusive. Other sections of this report may include additional factors which could adversely impact The First Years' business and financial performance. Moreover, The First Years operates in a very competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on The First Years' business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

NEED FOR CONTINUED PRODUCT INNOVATION

The growth of the Company has been, and will continue to be, dependent upon its ability to create new innovative products and to introduce such new products to the market in a timely fashion. There can be no assurance that the Company will continue to generate new product ideas, that such products will be brought to the market in a timely fashion, or that such new products will be well-received by retailers or consumers. The continued growth of the Company will also depend in part on the successful introduction of higher-priced products. There can be no assurance that the Company will be able to successfully develop and introduce such products.

TIMELINESS OF PRODUCT INTRODUCTIONS

The Company is under increasing pressure to introduce new innovative products more often and more quickly because the life cycle of many products has significantly shortened over the last several years. This is due partly to the ability of competitors to introduce similar products that compete directly with the Company's successful new products. Timely product introductions are also essential in the juvenile products industry because the Company's orders are cancelable by customers and, in some cases, subject to monetary penalties imposed by customers, if agreed-upon delivery dates are not met. As a result, the inability to introduce products in a timely fashion could have an adverse impact on the Company's sales.

RELIANCE ON LICENSED PRODUCTS

A substantial factor contributing to the growth in the Company's net sales in the past few years has been its sale of products featuring cartoon characters licensed from other parties, including the use of Winnie the Pooh characters licensed from Disney Enterprises, Inc. and Sesame Street characters licensed from The Children's Television Workshop in the USA and in various countries all over the world. These licenses have fixed terms and limit the type of products that may be sold under the licenses. A major licensing agreement was renewed in 1999 and will expire at the end of 2000. Sales of products licensed under this major license amounted to 34% of the Company's total net sales for the year ended December 31, 1999. While management expects this licensing agreement to be renewed, non-renewal of this major licensing agreement or renewal on terms not favorable to the Company could have a material adverse effect on the Company's business.

DEPENDENCE ON CONSUMER PREFERENCES

The continued success of the Company's business depends in part on the continued consumer demand for its products and the Company's ability to anticipate, gauge, and respond to changing consumer demands for juvenile products in a timely manner. In 1999 the Company experienced a slowdown in sales of its products featuring cartoon characters licensed from third parties. Changes in consumer preferences, such as consumers abandoning traditional retailers, shopping on the internet, general economic decline, or less favorable demographic trends related to childbirth, among other factors, could have a material adverse effect on the Company's sales and earnings.

DEPENDENCE UPON A FEW MAJOR CUSTOMERS

The Company's three largest customer, Wal-Mart, Toys "R" Us, and Target accounted for approximately 28%, 19% and 14% of net sales in 1999, respectively. A significant reduction of purchases by any one of these customers could have a material adverse effect on the Company's sales. There could also be a negative effect on the Company's business if any significant customer becomes insolvent or otherwise fails to pay its debts.

CHANGES IN THE RETAIL INDUSTRY

The Company could be materially adversely affected by conditions in the retail industry in general, including the continuing consolidation in the retail industry and the resulting decline in the number of retailers, and other cyclical economic factors. Also, changes in the way retailers and particularly mass merchandisers do business, such as the creation of competing private-label brands by such retailers, could result in significant reduction of purchases of the Company's products by such retailers and thereby have a materially adverse effect on the Company's sales and earnings.

COMPETITIVE RISKS IN THE JUVENILE PRODUCTS MARKET

Competition is intense in the juvenile products markets in which the Company sells its products. The Company competes with a large number of other companies both domestic and foreign, some of which have diversified product lines, well-known brands and financial, distribution, and marketing and consumer advertising resources substantially greater than those of the Company. Other major factors that affect competition in the markets in which the Company competes include price competition from competitors, and the Company's ability to maintain or increase the amount of retail shelf space allocated to a particular product. Also, a major technological breakthrough or marketing success by a competitor could adversely affect the Company's competitive position. In addition, in countries where the juvenile products market is mature, particularly in the USA, sales growth is partly dependent on the Company's increasing its market share at the expense of its competitors. There can be no assurance that the Company will be able to continue to compete effectively in the juvenile products market.

RELIANCE ON CONTRACT AND FOREIGN MANUFACTURERS

The Company does not own or operate its own manufacturing facilities. The Company depends upon independent manufacturers to manufacture high-quality products in a timely manner and relies upon the availability of sufficient production capacity at its existing manufacturers or the ability to utilize alternative sources of supply. A failure by one or more of the Company's significant manufacturers to meet established criteria for pricing, product quality or timeliness could negatively impact the Company's sales and profitability. In addition, if the Company were to experience significant shortages in raw materials or components used in its products, it could have a negative effect on the Company's business, including increased cost or difficulty in delivering products.


A substantial portion of the Company's products sold in 1999 was manufactured in Asia. The Company is subject to the usual risks of a business involving foreign suppliers, such as currency fluctuations, government regulation of fund transfers, export and import duties, trade limitations imposed by the United States or foreign governments, and political and labor instability. Enactment of legislation or the imposition of restrictive regulations conditioning or revoking China's Normal Trade Relations ("NTR") trading status could have a material adverse effect upon the Company's business because products originating from China could be subjected to substantially higher rates of duty. Although the Company continues to evaluate alternative sources of supply outside of China, there can be no assurance that the Company will be able to develop alternative sources of supply in a timely and cost-effective manner.

The Company has no long-term manufacturing agreements with its suppliers and competes with other juvenile product companies, including companies that are much larger than the Company, for access to production facilities.

The Company, because of its substantial reliance on suppliers in foreign countries, is required to order products further in advance of customer orders than would generally be the case if such products were produced in the United States. The risk of ordering products in this manner is greater during the initial introduction of new products since it is difficult to determine the demand for such products.


INVENTORY RISK

Many of the Company's products have relatively long lead times for design and production of product and thus the Company must commit to production tooling and to production in advance of orders. If the Company fails to accurately forecast consumer demand or if there are changes in consumer preferences or market demand after the Company has made such production commitments, the Company may encounter difficulty in filling customer orders or in liquidating excess inventory; may find that retailers are canceling orders or returning product; and may have to write off the cost of molds for certain unsuccessful products, all of which may have an adverse effect on the Company's sales, its margins, profit, and brand image.


COST AND AVAILABILITY OF CERTAIN MATERIALS AND TRANSPORTATION

Plastic, paperboard, other materials, and shipping/transportation costs are significant cost components of the Company's products and packaging. Because the primary resource used in manufacturing plastic is petroleum, the cost and availability of plastic for use in the Company's products varies to a great extent with the price of petroleum. The cost of transporting the Company's products also varies with the cost of oil. High transportation costs or the inability of the Company's suppliers to acquire sufficient plastic, paperboard, and other materials at reasonable prices would adversely affect the Company's ability to maintain its profit margins in the short term.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

The continued growth of the Company will also depend in part on increasing its international sales. The Company's international sales in 1999 accounted for approximately 10.6% of the Company's total net sales. In foreign markets, particularly the U.K., France, Germany and Canada, the Company competes against long-established companies with well-known brand names. In these countries where the juvenile products markets are mature, the Company's sales growth is particularly dependent on the Company's increasing its market share at the expense of the well-established local competitors. International sales are also subject to downturns in the economies and fluctuations in the currencies of foreign countries, and changes in the economic conditions and buying power of consumers in foreign markets, particularly in Asia, Russia, Latin and South America. There can be no assurance that the Company will be successful in expanding its international sales operations.

PRODUCT LIABILITY RISKS

The Company's juvenile products are used for and by small children and infants. The Company carries product liability insurance in amounts which management deems adequate to cover risks associated with such use; however, there can be no assurance that existing or future insurance coverage will be sufficient to cover all product liability risks.

IMPACT OF GOVERNMENT REGULATION

Consumer products in general, and in particular products for babies and infants, are coming under increased regulation both domestically and internationally. In addition, consumer activist groups are putting increasing pressure on governments around the world to increase their regulations regarding the safety of the materials used to make juvenile products for babies and infants, such as certain kinds of plastic.

The Company's products are subject to the provisions of the Federal Consumer Safety Act, the Federal Hazardous Substances Act, the Federal Flammable Fabrics Act, and the Child Safety Protection Act (the "Acts") and the regulations promulgated thereunder. The

Acts authorize the Consumer Product Safety Commission (the "CPSC") to protect the public from products which present a substantial risk of injury. The CPSC can require the repurchase or recall by the manufacturer of articles which are found to be defective, and impose fines or penalties on the manufacturer, or to recommend the recall of products containing chemicals or other materials deemed by the CPSC to be harmful to children and infants. Similar laws exist in some states and cities and in other countries in which the Company markets its products. Any recall of its products could have a material adverse effect on the Company, depending on the particular product.

YEAR 2000 COMPLIANCE

The Company is dependent on its suppliers and distributors to implement changes to their computer systems in order to be and remain Year 2000 compliant. The Company is also dependent on the infrastructure and the utility systems of the countries in which its products are made and delivered to, to be operating normally in the year 2000 and beyond. The failure of its suppliers, distributors, utility companies, shipping carriers and other similar third parties in the countries in which the Company's products are made or delivered to be and remain Year 2000 compliant could have a material adverse effect on the Company's sales and earnings.

BRAND RECOGNITION

A company's brand recognition is becoming increasingly important with consumers of juvenile products. Some of the Company's competitors have more recognizable brands than the Company. The Company intends to enhance its brand recognition, but there can be no assurance that such endeavors will be successful. The Company's inability to enhance its brand recognition could have a material adverse impact on the Company's sales.

RISK OF CURRENCY FLUCTUATION

The Company conducts operations in various foreign countries and a portion of its sales are transacted in local currencies. As a result, the Company's revenues are subject to foreign exchange rate fluctuations. The Company enters into forward currency exchange contracts to hedge its exposure. However, no assurance can be given that fluctuations in foreign currency exchange rates will not have an adverse impact on the Company's revenues, net profits, or financial condition.

INTELLECTUAL PROPERTY

From time to time the Company has been and in the future may be the subject of litigation challenging its ownership of certain intellectual property. Loss of the Company's principal trademark,

"The First Years" could have a serious impact on the Company's business. Because of the importance of the Company's intellectual property, the Company's business is subject to the risk of claims for intellectual property infringement.

LITIGATION

The Company is subject to the normal risk of litigation with respect to its business operations and intellectual property.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

The Company is currently dependent upon the ability and experience of its senior management team and other key employees. The Company is currently in the process of an executive search to fill certain key positions. Competition for qualified personnel is intense, and the process of hiring such qualified personnel can be lengthy. The loss of the services of key personnel or the inability to attract and retain additional qualified personnel could have an adverse effect on the Company's operations.